Exhibit 99.1

May 2023

Dear Shareholders,

We would like to begin by saying thank you for your interest in MidCap Financial Investment Corporation (“MFIC”, “the Company”, “our” or “we”).1 We are pleased to present you with the 2022 Annual Report for MFIC.2

In 2022, MFIC made a few transformative changes reinforcing its position as a pure play senior secured middle market listed business development company (“BDC”) providing public access to institutional-quality private credit with an industry-leading fee structure.

Rebranded to MidCap Financial Investment Corporation

In August 2022, the Company was rebranded from Apollo Investment Corporation (NASDAQ: AINV) to MidCap Financial Investment Corporation (NASDAQ: MFIC) reflecting the Company’s strategy of primarily investing in loans sourced by MidCap Financial3, a leading middle market lender. MidCap Financial is the primary middle market lending platform for Apollo Global Management Inc. (“Apollo”) which manages both MFIC and MidCap Financial.4 In conjunction with the rebranding, the Company’s common stock ticker changed from “AINV” to “MFIC”. 5

MidCap Financial Investment Corporation Primarily Invests in Loans Sourced by MidCap Financial

Founded in 2008, MidCap Financial is a privately held leading middle market-focused specialty finance firm that provides senior debt solutions to companies across all industries through first lien secured loans and asset-based loans. MidCap Financial has one of the largest direct lending teams in the United States with almost 200 investment professionals.

We believe the scale of MidCap Financial, combined with other Apollo-managed capital, makes MFIC part of one of the largest market participants in U.S. middle market lending. In 2022, MidCap Financial sourced over $16 billion of commitments. MidCap Financial has successfully managed through multiple economic cycles and has what we consider to be an exceptionally strong track record. MidCap Financial’s years of experience, strong balance sheet, and flexibility make it the lender of choice for companies across all stages of growth and complexity.

1 On August 1, 2022, the Company changed its name from “Apollo Investment Corporation” to “MidCap Financial Investment Corporation”.

2 All references to 2022 or year refer to the calendar year ended December 31, 2022, unless otherwise specified.

3 MidCap Financial refers to MidCap FinCo Designated Activity Company, a designated activity company limited by shares incorporated under the laws of Ireland, and its subsidiaries, including MidCap Financial Services, LLC. MidCap Financial is managed by Apollo Capital Management, L.P., a subsidiary of Apollo, pursuant to an investment management agreement between Apollo Capital Management, L.P. and MidCap FinCo Designated Activity Company. MidCap Financial is not an investment adviser, subadviser or fiduciary to the Company or to the Company’s Investment Adviser. MidCap Financial is not obligated to take into account the Company’s interests (or those of other potential participants in assets sourced) when sourcing loans across its platform.

4 MFIC is managed by Apollo Investment Management, L.P. (the “Investment Adviser”), an affiliate of Apollo. MidCap Financial is managed by Apollo Capital Management, L.P., a subsidiary of Apollo.

5 The Company’s common stock began to trade under the ticker “MFIC” on the NASDAQ Global Stock Market on August 12, 2022. Prior to August 12, 2022, the Company’s common stock traded on the NASDAQ Global Select Market under the ticker “AINV”.

MFIC is very fortunate to be in a unique position to have access to loans sourced by MidCap Financial, given the strategic relationship between MidCap Financial and Apollo. We believe MFIC’s ability to invest in loans sourced by MidCap Financial is one of MFIC’s most significant competitive advantages, providing us with a wide origination funnel which allows for investment selectivity.

In addition to the benefits that MFIC derives from MidCap Financial, MFIC greatly benefits from its affiliation with Apollo, a high-growth global alternative asset manager with approximately $548 billion of assets under management6 as of December 31, 2022. Being part of Apollo’s platform provides MFIC with significant scale and differentiated access to information.

New Industry-Leading Fee Structure 7

To support MFIC’s investment strategy, MFIC’s Board of Directors (the “Board”) and its Investment Adviser8 established what we consider to be the industry-leading fee structure, among listed BDCs, with substantial and permanent reductions to both management and incentive fees. Historically, MidCap Financial, and Apollo as its manager, predominantly sourced assets for institutional investors. The new fee structure significantly reduced MFIC’s cost of capital and expanded the universe of loans sourced by MidCap Financial that are suitable for MFIC and that otherwise would have gone to institutional investors.

MFIC’s base management fee was permanently reduced to 1.75% on net assets (i.e. equity), which we believe to be the lowest effective rate among listed BDCs and represents a fee reduction of approximately 50%. In addition, the base management fee is now calculated on net assets (i.e. equity) instead of gross assets, which we believe provides greater alignment and focus on net asset value. The incentive fee on income was also permanently reduced from 20% to 17.5%.

Senior Leadership Promotions

In August 2022, the Company announced several senior management promotions and Board changes. I (Howard T. Widra) was named Executive Chairman of the Board having previously served as the Company’s Chief Executive Officer from May 2018 to August 2022 and as President from June 2016 to May 2018. I (Tanner Powell) was promoted to Chief Executive Officer of the Company having served as President of the Company from May 2018 to August 2022 and as Chief Investment Officer for the Company’s Investment Adviser from June 2016 to August 2022. Ted McNulty, who has been key member of Apollo’s Direct Origination business since he joined Apollo in 2014, was promoted to President of the Company and Chief Investment Officer for our Investment Adviser. Kristin Hester, who has been a senior member of our legal team since 2015 and has served as the General Counsel of the Company since May 2020, was promoted to Chief Legal Officer and Secretary of the Company. These promotions recognize the valuable contributions made by these members of our team over the years.

A Review of MFIC’s Investment Activity, Portfolio, and Financial Results

The market backdrop changed significantly in 2022 due to several factors including a rapid increase in inflation, a sudden tightening of monetary policy, ongoing supply chain disruptions, and heightened geopolitical tensions – all of which contributed to significant volatility in the capital markets. As we have stated in prior communications, we believe that MFIC’s corporate lending portfolio is constructed to perform across market environments. Our approach to credit underwriting, asset

6 See definition of Asset Under Manager at the end of this letter.

7 The new fee structure became effective beginning January 1, 2023. Prior to this reduction, the base management fee was 1.5% on gross assets financed using leverage up to 1.0x debt-to-equity and 1.0% on gross assets financed using leverage over 1.0x debt-to equity. For the comparisons presented, a debt-to-equity of 1.40x is assumed.

8 MidCap Financial Investment Corporation’s (“MFIC”) investment adviser is Apollo Investment Management, L.P. (the “Investment Adviser”), an affiliate of Apollo.

selection, and portfolio construction contemplates the potential for economic weakness. This approach has resulted in what we believe to be a high quality well-diversified portfolio which proved to be relatively resilient from the economic challenges created by the coronavirus pandemic, and which we believe is equally well-positioned for the current operating environment.

During 2022, MFIC continued to focus on its core strategy of investing in senior secured loans to middle market companies which represented 87% of the total portfolio at the end of December 2022. In last year’s letter, we discussed our plan to reduce our investment in Merx Aviation, our aircraft leasing portfolio company. Despite a challenging period in the capital markets, we are pleased to report that we made significant progress in this regard. Merx was able to monetize some of its aircraft exposure and MFIC was able to reduce its exposure in Merx to approximately 8%9 of the total portfolio, at fair value, compared to 12% at the end of 2021. We remain focused on continuing to reduce our aircraft leasing exposure. Given the many challenges facing companies today, including elevated inflation and the significant and rapid increase in interest rates, we have been focused on monitoring and communicating with our portfolio companies and sponsors. MFIC benefits from MidCap Financial’s large, dedicated portfolio management team of nearly 60 investment professionals who help identify and address issues early.

During 202210, MFIC made $405 million in new investment commitments to 46 different borrowers for an average new commitment of $8.8 million. Consistent with our investment strategy, all new debt commitments were first lien floating rate loans. Also, during the year, the Company exited approximately $610 million of investment commitments. Gross fundings in 2022 of $720 million were offset by sales and repayments of $861 million resulting in net repayments of $141 million. We ended 2022 with a $2.40 billion investment portfolio, at fair value, invested across 135 borrowers in 26 different industries.

Financial results in 2022 benefitted from the positive impact of rising base rates on our floating rate assets. For the twelve months ended December 31, 2022, total investment income was $230.4 million, net investment income was $101.0 million, and net investment income per share was $1.57. Net asset value was negatively impacted by the depreciation of certain investments outside of our first lien corporate lending strategy. Net asset value per share was $15.10 as of December 31, 2022.

The Board increased MFIC’s base dividend three times in 2022 and declared two special dividends primarily due to the benefit of rising base rates on our portfolio. Distributions declared during the twelve months ended December 31, 2022, totaled $1.41 per share. The total stock return to our stockholders for 2022 was 0.3%, outperforming most other BDCs as well as the broader equity markets. For reference, the S&P 500 generated a total return of (18.1%), the Dow Jones Industrial Average generated a total return of (6.9%), and the NASDAQ Composite Index generated a total return of (32.5%).11

We ended the year with a solid balance sheet and liquidity position. We were pleased that Kroll Bond Rating Agency re-affirmed our investment grade credit rating in July 2022. In August 2022, MidCap Financial made a $30 million aligning primary equity investment in MFIC at net asset value, at a premium to the market price, and now owns 3.0% of MFIC’s common stock. We believe MidCap Financial’s investment in MFIC serves to validate MFIC’s senior secured investment strategy and creates a strong alignment of interests between MidCap Financial and MFIC. Post year end, in April 2023, MFIC extended the maturity of its senior secured revolving credit facility (the “Facility”) by over two years.12

9 Includes the impact of a $62 million paydown from Merx to MFIC in January 2023.

10 Calendar year.

11 Total shareholder return is total amount returned to stockholders expressed as a percentage including the change in the stock price plus distributions received assuming distributions are reinvested in the Company’s stock. From December 31, 2021 through December 31, 2022. Source: Bloomberg.

12 Lender commitments under the Facility will remain $1.705 billion until December 22, 2024 and will decrease to $1.550 billion thereafter.

We believe the continued support of our large and diverse bank group demonstrates their confidence in our platform and strategy.

Looking Ahead

The direct lending market continues to be an increasingly important source of capital for middle market companies. We believe that ongoing volatility in the public markets will create increased demand for private credit solutions which we think could result in more attractive investment opportunities for direct lenders, like MidCap Financial and MFIC. Due to recent challenges in the banking industry, we think there could be a meaningful pull back in lending from the banking industry which could accelerate the growth of the direct lending market. In addition, we believe that a more challenging economic environment will demonstrate the quality of MFIC’s investment portfolio and the merits of our senior secured investment strategy.

As we look forward to 2023 and beyond, although the environment ahead may continue to exhibit further volatility, we believe that our private credit platform will continue to provide attractive investment opportunities for MFIC, and we are confident that we have put MFIC on the right path to generate stable and attractive returns for our shareholders. We believe that corporate lending portfolio is defensively positioned to weather potential economic weakness, and we have an experienced leadership team that has managed through multiple economic cycles.

In closing, we thank you for investment in MidCap Financial Investment Corporation.

Sincerely,

Howard T. Widra	Tanner Powell

Executive Chairman	Chief Executive Officer

Assets Under Management

“Assets Under Management”, or “AUM”, refers to the assets of the funds, partnerships and accounts to which Apollo provides investment management, advisory, or certain other investment-related services, including, without limitation, capital that such funds, partnerships and accounts have the right to call from investors pursuant to capital commitments. AUM equals the sum of:

1.

The net asset value (“NAV”), plus used or available leverage and/or capital commitments, or gross assets plus capital commitments, of the yield and certain hybrid funds, partnerships and accounts for which we provide investment management or advisory services, other than certain collateralized loan obligations (“CLOs”), collateralized debt obligations (“CDOs”), and certain perpetual capital vehicles, which have a fee-generating basis other than the mark-to-market value of the underlying assets; for certain perpetual capital vehicles in yield, gross asset value plus available financing capacity;

2.

The fair value of the investments of equity and certain hybrid funds, partnerships and accounts Apollo manages or advise, plus the capital that such funds, partnerships and accounts are entitled to call from investors pursuant to capital commitments, plus portfolio level financings;

3.	The gross asset value associated with the reinsurance investments of the portfolio company assets Apollo manages or advises; and
4.

The fair value of any other assets that Apollo manages or advises for the funds, partnerships and accounts to which Apollo provides investment management, advisory, or certain other investment-related services, plus unused credit facilities, including capital commitments to such funds, partnerships and accounts for investments that may require pre-qualification or other conditions before investment plus any other capital commitments to such funds, partnerships and accounts available for investment that are not otherwise included in the clauses above.

Apollo’s AUM measure includes Assets Under Management for which Apollo charges either nominal or zero fees. Apollo’s AUM measure also includes assets for which Apollo does not have investment discretion, including certain assets for which Apollo earns only investment-related service fees, rather than management or advisory fees. Apollo’s definition of AUM is not based on any definition of Assets Under Management contained in its governing documents or in any management agreements of the funds Apollo manages. Apollo considers multiple factors for determining what should be included in its definition of AUM. Such factors include but are not limited to (1) Apollo’s ability to influence the investment decisions for existing and available assets; (2) Apollo’s ability to generate income from the underlying assets in funds it manages; and (3) the AUM measures that Apollo uses internally or believe are used by other investment managers. Given the differences in the investment strategies and structures among other alternative investment managers, Apollo’s calculation of AUM may differ from the calculations employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers. Apollo’s calculation also differs from the manner in which its affiliates registered with the SEC report “Regulatory Assets Under Management” on Form ADV Part I and Form PF in various ways. Apollo uses AUM, Gross capital deployed and Dry powder as performance measurements of its investment activities, as well as to monitor fund size in relation to professional resource and infrastructure needs.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: macro- and micro-economic impact of the COVID-19 pandemic; the severity and duration of the COVID-19 pandemic; actions taken by governmental authorities to contain the COVID-19 pandemic or treat its impact; the impact of the COVID-19 pandemic on our financial condition, results of operations, liquidity and capital resources; the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.